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Zenith Survivorship Life 2002
                                                                     Exhibit (l)
                                                                  April 22, 2008

New England Life Insurance Company
501 Boylston Street
Boston, Massachusetts 02117

Gentlemen:

In my capacity as Vice President of New England Life Insurance Company (the "Company"), I have provided actuarial advice concerning:

      The preparation of Post-Effective Amendment No. 13 to the registration statement on Form N-6 (File No. 333-89409) filed by New England Variable Life Separate Account and the Company with the Securities and Exchange Commission under the Securities Act of 1933 with respect to variable life insurance policies (the "Registration Statement"); and

      The preparation of policy forms for the variable life insurance policies described in the Registration Statement (the "Policies").

It is my professional opinion that:

1. The illustrations of death benefits, net cash values and cash values shown in Appendix B of the Prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the Policies and the Company's administrative procedures. The rate structure of the Policies has not been designed,and the assumptions for the illustrations (including sex, age, rating classification, and premium amount and premium payment schedule) have not been selected, so as to make the relationship between premiums and benefits, as shown in the illustrations, appear to be materially more favorable than for any other prospective joint insureds with different assumptions Insureds in other underwriting classes may have higher cost of insurance charges. The illustrations are based on a commonly used rating classification. Assumed premium amounts and ages are appropriate for the markets in which the Policies are sold.

2. The illustration of net premiums shown under the heading "Charges - Deductions from Premiums" in the Prospectus contains the net premium amounts allocated to the Variable Account for a $3,000 annual premium under a Policy with a base face amount below $1 million and a Target Premium of $2,000.

I hereby consent to the filing of this opinion as an Exhibit to this Post-Effective Amendment to the Registration Statement and to the use of my name under the heading "Experts" in the Statement of Additional Information.

                                          Sincerely,

                                          /s/ Paul LeClair
                                          Paul LeClair, F.S.A., M.A.A.A.
                                          Vice President